EXHIBIT 10.01

TAX ALLOCATION AGREEMENT

dated as of January 10, 2006

between

ALBERTO-CULVER COMPANY

and

SALLY HOLDINGS, INC.

SECTION 8.16. Performance	21

SECTION 8.17. Interpretation	22

SECTION 8.18. Mutual Drafting	22

TAX ALLOCATION AGREEMENT

TAX ALLOCATION AGREEMENT (this “Agreement”), dated as of January 10, 2006 between Alberto-Culver Company, a Delaware corporation (“Alberto-Culver”), and Sally Holdings, Inc., a Delaware corporation (“Spinco”), and, as of the date hereof, a wholly owned subsidiary of Alberto-Culver.

RECITALS

WHEREAS, Alberto-Culver is the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”), which currently files consolidated federal income Tax Returns;

WHEREAS, pursuant to the Separation Agreement dated as of the date hereof between Alberto-Culver and Spinco (as may be amended from time to time in accordance with its terms, the “Separation Agreement”), Alberto-Culver will distribute to its stockholders all of the issued and outstanding shares of common stock, no par value of Spinco (“Spinco Common Stock”), on a pro rata basis (as described more fully in the Separation Agreement, the “Distribution”);

WHEREAS, Alberto-Culver, Spinco, Regis Corporation, a Minnesota corporation (“Regis”), Roger Merger Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Regis (“Merger Sub”), and Roger Merger Subco LLC, a Delaware limited liability company and direct, wholly owned Subsidiary of Regis (“Subco”), have entered into the Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) pursuant to which, immediately following the Distribution, Merger Sub will be merged with and into Spinco (the “Merger”), with Spinco being the surviving corporation and immediately following the Merger the surviving corporation in the Merger will merge with and into Subco;

WHEREAS, the parties to this Agreement intend that the Distribution qualify under Section 355 of the Code, as a tax-free distribution;

WHEREAS, after the Distribution Date (as defined in the Separation Agreement), neither Spinco nor any of the Spinco Subsidiaries (as hereinafter defined) that prior to the Distribution Date was a member of the Alberto-Culver Affiliated Group (as hereinafter defined) for federal income Tax purposes will continue to be a member of the Alberto-Culver Affiliated Group for federal income Tax purposes; and

WHEREAS, the Spinco Group and the Alberto-Culver Group (as hereinafter defined) desire on behalf of themselves and their successors to set forth their rights and obligations with respect to Taxes due for periods before, on and after the Distribution Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. General. Capitalized terms used in this Agreement have the meanings set forth in this Agreement, or, when not so defined, in the Separation Agreement or the Merger Agreement. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” has the meaning set forth in the Separation Agreement; provided that the term “Affiliate” shall not include any Shareholder.

“Agreement” means this Tax Allocation Agreement as the same may be amended from time to time.

“Alberto-Culver” has the meaning set forth in the preamble.

“Alberto-Culver Affiliated Group” means the domestic corporations included in the affiliated group, as defined in Section 1504 of the Code, of which Alberto-Culver is the common parent, and any successor group.

“Alberto-Culver Factual Representation” means any factual descriptions or factual representations with respect to the Alberto-Culver Group, the Alberto-Culver Business, the Spinco Group or the Spinco Business made in writing to the IRS in connection with the Private Letter Ruling Request or made in connection with the Tax Opinion, except that such term shall not include (a) any representation that is a legal conclusion regarding business purpose, lack of device, or Code Section 355(e), (b) any description of the transactions contemplated by the Merger Agreement or any of the Transaction Agreements or (c) any facts or representations provided by Regis or which are not solely with respect to the Alberto-Culver Group, the Alberto-Culver Business, the Spinco Group or the Spinco Business.

“Alberto-Culver Group” means Alberto-Culver and the Alberto-Culver Subsidiaries.

“Alberto-Culver Subsidiary” means each direct and indirect Subsidiary of Alberto-Culver (other than Spinco and the Spinco Subsidiaries).

“Alberto-Culver Tainting Act” means:

(a) any inaccuracy of any Alberto-Culver Factual Representation;

(b) any action (or failure to take any reasonably available action) by Alberto-Culver or any Alberto-Culver Subsidiary other than an action contemplated by the Merger Agreement or any of the Transaction Agreements;

(c) any acquisition or other transaction involving the capital stock of Alberto-Culver or any Affiliate of Alberto-Culver (other than the distribution of the Spinco Common Stock in the Distribution, Regis’s acquisition of Spinco in the Merger, or any action taken by the Shareholders); or

(d) any Prohibited Act performed by Alberto-Culver or an Affiliate of Alberto-Culver.

“Alberto-Culver Taxes” means any Taxes (excluding Restructuring Taxes) that are attributable to Alberto-Culver or any Alberto-Culver Subsidiary pursuant to the allocation principles of Sections 2.05, 2.08 and 2.09.

“Claim” has the meaning set forth in Section 3.03.

“Controlling Party” has the meaning set forth in Section 3.01.

“Distribution” has the meaning set forth in the second recital.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Retained Tax Amount” has the meaning set forth in Section 2.08(a).

“Final Determination” means with respect to any issue (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (b) a closing agreement (whether or not entered into under Section 7121 of the Code) or any other binding settlement agreement (whether or not with the IRS) entered into in connection with or in contemplation of an administrative or judicial proceeding, or (c) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available.

“Final Retained Tax Amount” has the meaning set forth in Section 2.08(b).

“Final Tax Amount Determination” has the meaning set forth in Section 2.08(c).

“Indemnitor” has the meaning set forth in Section 3.02.

“Indemnifiable Losses” has the meaning set forth in the Separation Agreement.

“Independent Expert” has the meaning set forth in Section 2.08(b).

“Independent Firm” has the meaning set forth in Article VI.

“IRS” means the United States Internal Revenue Service.

“Merger Agreement” has the meaning set forth in the third recital.

“Objection Notice” has the meaning set forth in Section 2.08(b).

“Person” has the meaning set forth in the Merger Agreement.

“Post-Distribution Period” means any Taxable year or other Taxable period beginning after the Distribution Date and, in the case of any Taxable year or other Taxable period that begins on or before and ends after the Distribution Date, that part of the Taxable year or other Taxable period that begins at the beginning of the day after the Distribution Date.

“Pre-Distribution Period” means any Taxable year or other Taxable period that ends on or before the Distribution Date and, in the case of any Taxable year or other Taxable period that begins on or before and ends after the Distribution Date, that part of the Taxable year or other Taxable period through the close of the Distribution Date.

“Private Letter Ruling” means any private letter ruling received from the IRS to the effect that, on the basis of the facts, representations and assumptions set forth in the written request for such ruling which are consistent with the state of facts existing at the Distribution Time, the Distribution will constitute a tax-free distribution under Section 355 of the Code.

“Prohibited Acts” has the meaning specified in Section 4.02(b).

“Proposed Retained Tax Amount” has the meaning set forth in Section 2.08(a).

“Regis Factual Representation” means any factual descriptions or factual representations provided by Regis and made in writing by Alberto-Culver to the IRS in connection with the Private Letter Ruling Request or made in connection with the Tax Opinion except that such term shall not include (a) any representation that is a legal conclusion regarding business purpose, lack of device, or Code Section 355(e), (b) any description of the transactions contemplated by the Merger Agreement or any of the Transaction Agreements or (c) any facts or representations provided by any member of the Alberto-Culver Group or which are not solely with respect to Regis.

“Restricted Period” has the meaning specified in Section 4.02(a).

“Restructuring Taxes” means any Taxes (and other liabilities, including, without limitation, liability to stockholders and the costs of defending against the imposition of such Taxes and other liabilities) imposed as a result of a Final Determination that (a) the Distribution failed to constitute a tax-free distribution under Section 355 of the Code, or (b) any stock or securities of Spinco failed to qualify as “qualified property” within the meaning of Section 355(c)(2) or Section 361(c)(2) of the Code because of the application of Section 355(d) or Section 355(e) of the Code to the Distribution.

“Retained Tax Amount” has the meaning set forth in Section 2.08(a).

“Ruling Request” means the ruling request and any other materials (including the attachments and supplemental submissions to the IRS) delivered or deliverable by Alberto-Culver and others in connection with the issuance by the IRS of the Private Letter Ruling.

“Separation Agreement” has the meaning set forth in the second recital.

“Shareholder” has the meaning assigned to such term in the Shareholders Agreement.

“Spinco” has the meaning set forth in the preamble and shall include any successor to Spinco.

“Spinco Group” means Spinco and the Spinco Subsidiaries.

“Spinco Subsidiary” means each direct and indirect Subsidiary of Spinco.

“Spinco Tainting Act” means:

(a) any inaccuracy of any Regis Factual Representation;

(b) any action (or failure to take any reasonably available action) by Spinco or any Affiliate of Spinco after the Distribution Date other than an action contemplated by the Merger Agreement or any of the Transaction Agreements;

(c) any acquisition or other transaction involving the capital stock of Spinco or any Affiliate of Spinco (other than the distribution of the Spinco Common Stock in the Distribution and Regis’s acquisition of Spinco in the Merger or any action taken by the Shareholders); or

(d) any Prohibited Act performed by Spinco or any Affiliate of Spinco after the Distribution Date.

“Spinco Taxes” means any Taxes (excluding Restructuring Taxes and any Taxes related to an excess loss account or a deferred intercompany gain) that are attributable to Spinco or any Spinco Subsidiary pursuant to the allocation principles of Sections 2.05, 2.08 and 2.09.

“Subsidiary” means, when used with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any tax, in any sense, including (a) any federal, state, municipal, county, local, foreign or other Governmental Entity net income, gross income, receipts, windfall profit, severance, real, personal, tangible, escheatable, unclaimed or abandoned property, goods and services, value added, estimated, capital stock, production, sales, use, license, excise, franchise, employment, unemployment, social security, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity, including any fines, penalties or interest arising under ERISA; and (b) any liability of either party for the payment of amounts with respect to payments of a type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group.

“Tax Carryover Attribute” has the meaning specified in Section 2.07.

“Tax Opinion” means the tax opinion described in Section 8.1(i) of the Merger Agreement.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Transaction Taxes” has the meaning set forth in Section 2.04(b).

ARTICLE II

TAX RETURNS, TAX PAYMENTS AND TAX SHARING OBLIGATIONS

SECTION 2.01. Obligations to File Tax Returns. (a) From and after the Distribution Time, Alberto-Culver shall timely file or cause to be timely filed all income Tax Returns with respect to the Spinco Group that include any Pre-Distribution Period and are filed on a consolidated, combined or unitary basis and include Spinco or any Spinco Subsidiary, on the one hand, and Alberto-Culver or any Alberto-Culver Subsidiary, on the other hand. From and after the Distribution Time, Spinco shall timely file or cause to be timely filed any other Tax Return with respect to any member of the Spinco Group. From and after the Distribution Time, subject to the terms and limitations in the Merger Agreement, at Spinco’s request and cost as provided in Section 7.22 of the Merger Agreement, Alberto-Culver shall prepare or cause to be prepared all Tax Returns of Spinco, which have been previously prepared or caused to be prepared by Alberto-Culver on behalf of Spinco, for all Pre-Distribution Periods where such Tax Returns are due after the Distribution Date.

(b) Alberto-Culver shall timely file or cause to be timely filed all Tax Returns with respect to the Alberto-Culver Group.

(c) Any consolidated, combined or unitary Tax Return filed on or after the Distribution Date that includes Spinco or any Spinco Subsidiary for a Pre-Distribution Period shall be prepared on a basis consistent with the elections, methods of accounting, positions, conventions and principles of taxation and the manner in which any Tax item or other information is reported as reflected in comparable income Tax Returns filed before the date of this Agreement. The preceding sentence shall not apply (i) to the extent otherwise contemplated or required by the Ruling Request or Private Letter Ruling, or (ii) if there has been a change in Applicable Laws. Alberto-Culver shall (A) make available each Tax Return described in this Section 2.01(c) to Spinco for its review and approval (not to be unreasonably withheld or delayed) at least 15 days prior to filing, and (B) make any reasonable revisions to such Tax Returns that are requested by Spinco that affect the amount of Taxes that are allocated to Spinco or any Spinco Subsidiary.

(d) Alberto-Culver agrees to comply with the requirements of Section 7.15(c) of the Merger Agreement.

SECTION 2.02. Obligation to Remit Taxes. Following the Distribution Date, Alberto-Culver and Spinco shall each remit or cause to be remitted any Taxes due in respect of any Tax Return it is required to file or cause to be filed pursuant to Section 2.01.

SECTION 2.03. Tax Sharing Obligations and Prior Agreements.

(a) From and after the Distribution Time, Spinco shall, in a manner consistent with Article IV of the Separation Agreement (including the principles of Section 4.05 of the Separation Agreement), indemnify, defend, and hold harmless Alberto-Culver and the Alberto-Culver Indemnified Parties from and against, any and all Indemnifiable Losses incurred or suffered by Alberto-Culver or one or more of the Alberto-Culver Indemnified Parties in connection with, relating to, arising out of, or due to, directly or indirectly, (i) any Spinco Taxes (including, for the avoidance of doubt, any Spinco Taxes arising from a redetermination thereof from an audit or examination); and (ii) any amount determined to be Spinco’s liability under Section 2.04. Any amount payable by Spinco to Alberto-Culver with respect to any Tax pursuant to this Section 2.03(a) shall be reduced by any direct or indirect payments made by Spinco or any Spinco Affiliate with respect to such Tax after the Distribution Date to any Alberto-Culver Indemnified Party. From and after the Distribution Time, Spinco shall be entitled to any refund of or credit for Taxes for which Spinco is responsible under this Agreement.

(b) From and after the Distribution Time, Alberto-Culver shall, in a manner consistent with Article IV of the Separation Agreement (including the principles of Section 4.05 of the Separation Agreement), indemnify, defend, and hold harmless Spinco and the Spinco Indemnified Parties from and against, any and all Indemnifiable Losses incurred or suffered by Spinco or one or more of the Spinco Indemnified Parties in connection with, relating to, arising out of, or due to, directly or indirectly, (i) any Alberto-Culver Taxes (including, for the avoidance of doubt, any Alberto-Culver Taxes arising from a redetermination thereof from an audit or examination); and (ii) any amount determined to be Alberto-Culver’s liability under Section 2.04. Any amount payable by Alberto-Culver to Spinco with respect to any Tax pursuant to this Section 2.03(b) shall be reduced by any direct or indirect payments made by Alberto-Culver or any Alberto-Culver Affiliate with respect to such Tax after the Distribution Date to any Spinco Indemnified Party. From and after the Distribution Time, Alberto-Culver shall be entitled to any refund of or credit for Taxes for which Alberto-Culver is responsible under this Agreement.

(c) Except as set forth in this Agreement or the Separation Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing agreements or practices between Alberto-Culver or any Alberto-Culver Subsidiary, on the one hand, and Spinco or any Spinco Subsidiary, on the other hand, shall be terminated as of the Distribution Date.

SECTION 2.04. Restructuring Taxes; Other Taxes Relating to the Distribution. (a) Spinco shall be liable for 60% and Alberto-Culver shall be liable for 40% of any Restructuring Taxes that are imposed as a result of neither a Spinco Tainting Act nor an Alberto-Culver Tainting Act. In the case of the imposition of a Restructuring Tax where there is both a Spinco Tainting Act and an Alberto-Culver Tainting Act, and each of the Spinco Tainting Act and the Alberto-Culver Tainting Act would alone be sufficient to result in the imposition of such Restructuring Tax, Spinco shall be liable for 60% and Alberto-Culver shall be liable for 40% of such Restructuring Tax. In the case of a Restructuring Tax that would not have been imposed but for the existence of both a Spinco Tainting Act and an Alberto-Culver Tainting Act, Spinco

and Alberto-Culver shall be liable for such Restructuring Tax to the extent the Spinco Tainting Act and the Alberto-Culver Tainting Act, respectively, contributed to the imposition of such Restructuring Tax. Spinco shall be liable for Restructuring Taxes imposed solely as a result of a Spinco Tainting Act, and Alberto-Culver shall be liable for Restructuring Taxes imposed solely as a result of an Alberto-Culver Tainting Act. In the case of a Tainting Act that results from a Prohibited Act, the party that committed or whose Affiliate committed such Prohibited Act shall be liable for Restructuring Taxes imposed without regard to whether an opinion or supplemental ruling pertaining to such Prohibited Act pursuant to Section 4.02 was obtained, and without regard to whether the other party gave its consent to such action pursuant to Section 4.02 or otherwise.

(b) Spinco shall be liable for 66 2/3% and Alberto-Culver shall be liable for 33 1/3% of any sales, transfer, value added or other similar Taxes or fees (including all real estate, patent, copyright and trademark transfer Taxes and real estate recording fees but excluding patent, copyright, and trademark recording fees (which are governed by Section 7.6 of the Merger Agreement) and excluding Restructuring Taxes) payable in connection with the transactions contemplated by the Separation Agreement (the “Transaction Taxes”). The parties agree to timely sign and deliver such certificates or forms as are requested by the other party and may be necessary or appropriate to enable such party to file promptly and timely the Tax Returns for such Transaction Taxes with the appropriate Taxing authorities and remit payment of the Transaction Taxes.

SECTION 2.05. Period that Includes the Date of Distribution. To the extent permitted or required by Applicable Laws or administrative practice, the Taxable year of the Spinco Group shall be treated as closing at the close of the Distribution Date taking into account the principles of Treasury Regulation Section 1.1502-76(b) or of a corresponding provision under the laws of an applicable state, local, municipal or foreign jurisdiction, except that no “ratable allocation election” for extraordinary items as defined thereunder will be made. Notwithstanding the foregoing, the parties agree that, to the extent permissible by Applicable Laws, they shall allocate Expenses for which Tax benefits are available (such as immediate deductions, amortization or depreciation, increased basis or otherwise) to Spinco’s Post-Distribution Period to the extent that Expense is borne by Spinco or any post-Distribution Affiliate of Spinco; and to the extent such an allocation is not permissible by Applicable Laws, Alberto-Culver agrees to pay over any amount of Tax benefit it determines in good faith that Alberto-Culver realized as a result of such Expenses being allocated to the Pre-Distribution Period. To the extent the Taxable year of the Spinco Group is not permitted or required to be closed by Applicable Laws or administrative practice, such Taxable year shall be deemed to close at the close of the Distribution Date for all purposes under this Agreement. For the avoidance of doubt, any deduction arising by reason of any compensation paid to an employee of Spinco on the Distribution Date (including compensation arising from the exercise of options or the vesting of restricted stock) shall be allocable to the Taxable year ending on the Distribution Date.

SECTION 2.06. Tax Attributes. Tax benefit carryforwards to Post-Distribution Periods, including net operating loss carryforwards, net capital loss carryforwards, foreign Tax credit carryforwards and research and development credit carryforwards shall be computed and allocated between the Alberto-Culver Group and the Spinco Group based on the group that generated such item, except to the extent otherwise provided under Applicable Laws.

SECTION 2.07. Carryback Provisions. Unless the parties otherwise agree in writing, Spinco shall elect and shall cause each of the Spinco Subsidiaries to elect, where permitted by Applicable Laws, to carry forward any loss, credit or similar Tax attribute (“Tax Carryover Attribute”) arising in a Post-Distribution Period that could, in the absence of such election, be carried back to a Pre-Distribution Period. Any refund or credit of Taxes resulting from the required carryback of any Tax Carryover Attribute attributable to Spinco arising in a Post-Distribution Period shall be for the account and benefit of Spinco; provided, however, that Alberto-Culver shall only be required to pay such amount to Spinco at the time such amount is actually realized in cash, credit, refund or offset by the Alberto-Culver Group after taking into account all other Tax attributes of the Alberto-Culver Affiliated Group. Any refund, credit or offset of Taxes resulting from the carryback of any Tax Carryover Attribute attributable to Alberto-Culver arising in a Post-Distribution Period shall be for the account and benefit of Alberto-Culver. If Spinco or any Spinco Subsidiary recognizes a Tax Carryover Attribute that, under Applicable Laws, must be carried back to a Pre-Distribution Period during which Spinco or any Spinco Subsidiary joined in filing a Tax Return on a consolidated, combined, or unitary basis with one or more of Alberto-Culver or any Alberto-Culver Subsidiary, Alberto-Culver shall, at Spinco’s expense, file appropriate refund claims within a reasonable period after being requested by Spinco to do so.

SECTION 2.08. Allocation of Tax Liability.

(a) Responsibility for Unpaid Taxes as of the Distribution Date. For purposes of this Agreement, the “Retained Tax Amount” shall equal (i) all accrued and unpaid income Taxes, net of overpaid income Taxes, of Spinco or any of its Subsidiaries for the Pre-Distribution Period that are payable, or refundable, with Tax Returns due after the Distribution Date (other than combined, consolidated or unitary Tax Returns of Spinco or any of its Subsidiaries to the extent such Tax Returns include Alberto-Culver or any Alberto-Culver Subsidiary, which will be paid by, or refundable to, Alberto-Culver or a member of the Alberto-Culver Group) and (ii) an amount equal to $3.9 million as full compensation for Taxes attributable to Pre-Distribution Periods for which Tax Returns have already been filed as of the Distribution Date. Alberto-Culver shall deliver to Spinco, not later than five Business Days prior to the Distribution Date, an estimate of the Retained Tax Amount (the “Estimated Retained Tax Amount”), which amount, subject to mutually agreed upon changes prior to the Distribution Date, shall be subtracted from the amount to be distributed by Spinco to Alberto-Culver as set forth in Section 2.05(c) of the Separation Agreement. Within 120 days following the Distribution Date, Alberto-Culver shall prepare and provide to Spinco the proposed final calculation of the Retained Tax Amount and all supporting documents and workpapers (the “Proposed Retained Tax Amount”). The Estimated Retained Tax Amount and the Proposed Retained Tax Amount shall be prepared in accordance with generally accepted accounting principles as consistently applied by the Alberto-Culver Group and the Spinco Group in accordance with past practice as of the Distribution Date, with the exception that deferred Taxes shall not be taken into account, applying the principles set forth in Section 2.09. For the avoidance of doubt, that portion of the Retained Tax Amount described in clause (i) shall not be determined by reference to any Taxes other than income Taxes and Spinco shall be fully responsible for any non-income Taxes imposed on Spinco or any Spinco Subsidiary.

(b) Disputes. Within 60 days following the delivery of the Proposed Retained Tax Amount to Spinco, Spinco shall notify Alberto-Culver in writing of any objections that Spinco may have to the Proposed Retained Tax Amount, stating in reasonable detail the basis for any such objections (an “Objection Notice”). If Spinco fails to deliver an Objection Notice to Alberto-Culver within such 60-day period, Spinco will be deemed to have concurred with the calculation of the Proposed Retained Tax Amount and such amount shall become final and binding on the parties. If Spinco timely delivers an Objection Notice to Alberto-Culver in accordance with this Section 2.08(b), then the Proposed Retained Tax Amount shall become final and binding upon the parties on the earlier of (i) the date Spinco and Alberto-Culver resolve in writing any differences that they have with respect to any matter specified in the Objection Notice and (ii) the date any matters properly in dispute are finally resolved in writing by the Independent Expert, as defined below. During the 30 days immediately following the delivery of an Objection Notice, Spinco and Alberto-Culver shall, together with their respective accountants, promptly consult with each other in good faith and exercise reasonable efforts to attempt to resolve differences in their respective analyses of the Proposed Retained Tax Amount. If Spinco and Alberto-Culver are unable to resolve their differences within such 30-day period, the matter shall be promptly referred to an independent nationally recognized accounting firm selected by Spinco and Alberto-Culver (the “Independent Expert”) which shall be instructed to resolve such differences within 30 days after the matter is referred to it. The Independent Expert shall make its determination based solely on presentations by Spinco and Alberto-Culver. The Independent Expert shall act as an expert and not as an arbitrator, and shall resolve only the matters in dispute. The amount agreed to by the parties or determined by the Independent Expert shall be the “Final Retained Tax Amount”.

(c) Payments. Once the Final Retained Tax Amount has been determined, either by agreement of the parties or pursuant to determination by the Independent Expert (the “Final Tax Amount Determination”), (a) if the Final Retained Tax Amount exceeds the Estimated Retained Tax Amount, then Alberto-Culver shall pay to Spinco an amount equal to the excess of the Final Retained Tax Amount over the Estimated Retained Tax Amount, and (b) if the Estimated Retained Tax Amount exceeds the Final Retained Tax Amount, then Spinco shall pay to Alberto-Culver an amount equal to the excess of the Estimated Retained Tax Amount over the Final Retained Tax Amount. Any payments required under this Section 2.08(c) shall be made within 15 days of the Final Tax Amount Determination.

(d) Fees and Expenses. Each of Spinco and Alberto-Culver shall bear the fees and expenses of its respective accountants incurred in performing services pursuant to this Section 2.08. If an Independent Expert is selected to resolve differences between Spinco and Alberto-Culver in accordance with Section 2.08(b), Spinco and Alberto-Culver shall each pay one-half of the fees and expenses, including any retainers, of such firm in performing such services.

SECTION 2.09. Audit or Redetermination of U.S. Federal Income Tax Liability or U.S. State, Local or Municipal Consolidated, Combined or Unitary Income Tax Liability.

(a) With respect to an audit or redetermination of the consolidated federal income Tax liability of the Alberto-Culver Affiliated Group for any Pre-Distribution Period, the amount of federal income Taxes constituting Spinco Taxes (other than with respect to Restructuring Taxes) shall be determined on a separate company basis with respect to the Spinco Group. Thus, Spinco’s share of such Taxes will generally equal the Tax liability or refund that the Spinco Group would have had if they had filed a separate return for the relevant period. Spinco shall pay to Alberto-Culver any reduction in the separate company liability of Spinco or any Spinco Subsidiary resulting from the absorption of losses, credits or other Tax attributes of Alberto-Culver or any Alberto-Culver Subsidiary that would have otherwise actually been used by Alberto-Culver or any Alberto-Culver Subsidiary. Conversely, Spinco shall be entitled to payment from Alberto-Culver to the extent that the absorption of Spinco or any Spinco Subsidiary’s losses, credits, or other Tax attributes that would have otherwise actually been used by Spinco or any Spinco Subsidiary reduces the Alberto-Culver Affiliated Group’s consolidated federal income Tax liability.

(b) The amount of any other income Taxes (other than Restructuring Taxes) resulting from an audit or redetermination constituting Spinco Taxes determined on a combined, consolidated or unitary basis with Alberto-Culver or any Alberto-Culver Subsidiary shall be determined on a separate company basis with respect to the Spinco Group. Thus, Spinco’s share of such Taxes will generally equal the Tax liability or refund that the Spinco Group would have had if they had filed a separate return for the relevant period. Spinco shall pay to Alberto-Culver any reduction in the separate company liability of Spinco or any Spinco Subsidiary resulting from the absorption of losses, credits or other Tax attributes of Alberto-Culver or any Alberto-Culver Subsidiary that would have otherwise actually been used by Alberto-Culver or any Alberto-Culver Subsidiary. Conversely, Spinco shall be entitled to payment from Alberto-Culver to the extent that the absorption of Spinco or any Spinco Subsidiary’s losses, credits, or other Tax attributes that would have otherwise actually been used by Spinco or any Spinco Subsidiary reduces the separate company Tax liability of Alberto-Culver or any Alberto-Culver Subsidiary.

(c) To the extent required by Applicable Laws, with respect to any income Tax audit or redetermination of any foreign Tax credit claimed with respect to any Pre-Distribution Period, in the determination of foreign source income, the research and development expenses, interest expenses, and other general administrative expenses shall be allocated to the foreign source income which gave rise to such expense allocation.

(d) Notwithstanding any other provision of this Agreement to the contrary, any excess foreign Tax credit as computed on IRS Form 1118 of an originally filed U.S. consolidated federal income Tax Return of the Alberto-Culver Affiliated Group for any Pre-Distribution Period which results in a carryback of such excess foreign Tax credit to another Pre-Distribution Period shall be considered to be on account of and for the benefit of the Alberto-Culver Group whether such foreign Tax credit carryback is ultimately realized through the filing of an amended U.S. consolidated federal income Tax Return or included in an audit report or other redetermination issued by the IRS after the Distribution Date, but only to the extent such filings are made prior to the Distribution Date. Only a further adjustment, resulting from an IRS audit or redetermination of the U.S. federal Tax payable with respect to any Pre-Distribution Period, to the original computation of any excess foreign Tax credit reported on an originally filed U.S.

consolidated federal income Tax Return of the Alberto-Culver Affiliated Group shall be allocable under this Section 2.09 for purposes of computing the Tax liability or Tax refund attributable to either the Alberto-Culver Group or the Spinco Group resulting from an IRS audit or other redetermination of the U.S. federal income Tax payable with respect to any Pre-Distribution Period.

(e) For the avoidance of doubt, any adjustment to or redetermination of the income Tax liability of the Spinco Group or the Alberto-Culver Group under this Section 2.09 shall be made only with respect to Pre-Distribution Period income Taxes related to a consolidated, combined or unitary income Tax Return which become due after the Distribution Date arising only by reason of an audit, redetermination or examination concluding after the Distribution Date.

SECTION 2.10. Amended Tax Returns. From and after the Distribution Time, Alberto-Culver shall not, and shall not permit any of its Affiliates to, file any amended Tax Return for any Pre-Distribution Period that includes Spinco or any Spinco Subsidiary without the prior written consent of Spinco (such consent not to be unreasonably withheld) unless such amended Tax Return does not affect the liability or any attributes of Spinco or any of its Affiliates under this Agreement or the Merger Agreement (including the ability of Spinco to carry back a Tax attribute in accordance with Section 2.07).

ARTICLE III

TAX AUDITS

The following provisions shall apply from and after the Distribution Time.

SECTION 3.01. Controlling Party. Except as otherwise provided in this Agreement, each of Spinco and Alberto-Culver (as the case may be, the “Controlling Party”) shall have sole responsibility for all audits or other proceedings with respect to Tax Returns that it is required to file under Section 2.01. Except as provided in Section 3.03, the Controlling Party shall have the sole right to contest the audit or proceeding and to employ advisors of its choice at its expense.

SECTION 3.02. Indemnified Claims in General. Alberto-Culver or Spinco shall promptly notify the other in writing upon the receipt of any notice of audit, examination, redetermination or other like proceeding by the relevant Taxing authority that could reasonably result in liability of the other party (the “Indemnitor”) under this Agreement. If the Indemnitor is not also the Controlling Party, the Controlling Party shall provide the Indemnitor with information about the nature and progress of the audit, examination, redetermination or other like proceeding and, subject to additional rights of the Indemnitor in certain circumstances under Section 3.03, shall permit the Indemnitor to participate in the proceeding at the Indemnitor’s own expense (including without limitation the right to participate in material conference calls and meetings and to have reasonable comments incorporated in any written submission or response submitted to the relevant Tax authority to the extent such items bear on the Tax for which the Indemnitor could be liable). The Controlling Party shall be liable for any failure to notify or provide such information to the Indemnitor, except to the extent the Indemnitor is not materially prejudiced thereby.

SECTION 3.03. Certain Tax Claims. Any issue raised by the relevant Taxing authority in any Tax inquiry, audit, redetermination, examination, investigation, dispute, litigation or other proceeding that would result in liability to the Indemnitor under this Agreement is defined as a Claim (a “Claim”). Notwithstanding any other provision of this Agreement that may be construed to the contrary, the Controlling Party agrees to contest any Claim for which the Controlling Party is not reasonably likely to have any liability at the direction of the Indemnitor and not to settle any Claim without prior written consent of the Indemnitor, provided that (i) within 30 days after notice of a Claim is received by the Indemnitor, the Indemnitor shall request in writing that such Claim be contested and, (ii) the Indemnitor shall agree to pay (and shall pay) on demand all reasonable out-of-pocket costs, Indemnifiable Losses (including, but not limited to, legal and accounting fees) paid or incurred by the Controlling Party in connection with contesting such Claim. The Indemnitor, at its option, may select as lead counsel of such defense any legal counsel reasonably satisfactory to the Controlling Party. In contesting any Claim in accordance with the foregoing, the Indemnitor shall, after reasonable consultation with the Controlling Party, determine the nature of all actions to be taken to contest such Claim, including (x) whether any action to contest such Claim shall initially be by way of judicial or administrative proceeding, or both, (y) whether any such Claim shall be contested by resisting payment thereof or by paying the same and seeking a refund thereof (provided that the Indemnitor will provide funds on an interest-free basis for payment in the case of the latter course consistent with Section 3.04(b) below), and (z) the court or other judicial body before which judicial action, if any, shall be commenced. To the extent the Indemnitor is not participating, the Controlling Party shall keep the Indemnitor (and, upon request by the Indemnitor, its counsel) informed as to the progress of the contest. In the case of Restructuring Taxes for which liability is shared under Section 2.04(a), each party shall pay a portion (based on each party’s share of such Restructuring Taxes) of the reasonable expenses (including legal and accounting fees) incurred in connection with contesting such Restructuring Tax dispute. In the case of a Claim for which both the Controlling Party and the Indemnitor may bear liability, each party shall bear its own expenses in contesting such a Claim, and the parties agree to use reasonable best efforts to separate the issues for resolution, to the extent possible. To the extent the issues cannot be separated, the parties shall, in good faith, use reasonable best efforts to jointly control the contesting of such a Claim (including the selection of lead counsel), although the party with the greater liability at stake shall ultimately have control over the settlement or other disposition of such Claim after affording the other party the right to participate fully in contesting the Claim (including without limitation the right to attend material conference calls and meetings and to have reasonable comments incorporated in any written submission or response submitted to the relevant Tax authority to the extent such items bear on the Tax for which the other party could be liable).

SECTION 3.04. Payments with Respect to Claims

(a) If the Indemnitor requests that the Controlling Party accept a settlement of a Claim offered by the relevant Taxing authority and if such Claim may, in the reasonable discretion of the Controlling Party, be settled without prejudicing any claims the relevant Taxing authority may have with respect to matters unrelated to the Claim, the Controlling Party shall either accept such settlement offer or agree with the Indemnitor that the Indemnitor’s liability with respect to such Claim shall be limited to the lesser of (i) an amount calculated on the basis of such settlement offer plus interest owed to the relevant Taxing authority on the date of eventual payment or (ii) the amount calculated on the basis of a Final Determination.

(b) If it is determined that the Controlling Party shall pay the Tax claimed and seek a refund, the Indemnitor shall lend sufficient funds on an interest-free basis to the Controlling Party (with no net after-Tax cost to the Controlling Party), to cover any applicable indemnity obligations of the Indemnitor under this Agreement. To the extent such refund claim is ultimately disallowed, the loan or portion thereof equal to the amount of the refund claim so disallowed shall be applied against the Indemnitor’s obligation to make indemnity payments pursuant to this Agreement. To the extent such refund claim is allowed, the Controlling Party shall pay to the Indemnitor all amounts advanced to the Controlling Party with respect to the indemnity obligation within 10 days of the receipt of such refund (or if the Controlling Party would have received such refund but for the existence of a counterclaim or other claim not indemnified by the Indemnitor under this Agreement, within 10 days of the final resolution of the contest), plus an amount equal to any interest received (or that would have been received) from the relevant Taxing authority that is properly attributable to such amount.

(c) Except as provided below, the Controlling Party shall not settle a Claim that the Indemnitor is entitled to require the Controlling Party to contest under Section 3.03 without the prior written consent of the Indemnitor. At any time, whether before or after commencing to take any action pursuant to this Article III with respect to any Claim, the Controlling Party may decline to take action with respect to such Claim and may settle such Claim without the prior written consent of the Indemnitor by notifying the Indemnitor in writing that the Indemnitor is released from its obligations to indemnify the Controlling Party with respect to such Claim (which notification shall release the Indemnitor from such obligations except to the extent the Indemnitor has agreed in writing that it would be willing to have its liability calculated on the basis of a settlement offer, as provided in Section 3.04(a), at that point in the contest) and with respect to any Claim related to such Claim or based on the outcome of such Claim. If the Controlling Party settles any Claim or otherwise takes or declines to take any action pursuant to this paragraph, the Controlling Party shall pay to the Indemnitor any amounts paid or advanced by the Indemnitor with respect to such Claim (other than amounts payable by the Indemnitor in connection with a settlement offer pursuant to Section 3.04(a)), plus interest attributable to such amounts.

(d) If any party required to make a payment hereunder fails to make such payment when required by this Agreement (or, if no required time period is specified, within 10 Business Days of written request by the party to whom the payment is due), the amount due shall bear interest at a rate equal to the prime rate of Citibank, N.A. in effect on the date such payment was required to be made plus 2%.

ARTICLE IV

COOPERATION

The following provisions shall apply from and after the Distribution Time.

SECTION 4.01. Inconsistent Actions. Each party hereto agrees to, and to cause each of its Affiliates to, (a) report the Distribution as a tax-free distribution under Section 355 of the Code and the Merger as a reorganization described in Section 368 of the Code on all Tax

Returns and other filings, and (b) comply with and take no action inconsistent with the representations and covenants provided to the IRS in connection with obtaining the Private Letter Ruling, and (c) not fail to be engaged in the conduct of the active trade or business relied upon for purposes of satisfying the requirements of Section 355(b) of the Code for purposes of the Private Letter Ruling. For all Post-Distribution Periods, each party to this Agreement agrees to, and to cause each of its Affiliates to, in the absence of a controlling change in Applicable Laws or circumstances, report on all Tax Returns, the Tax consequences of the transactions undertaken pursuant to the Transaction Agreements and the Merger Agreement in accordance with the positions taken with respect to such transactions to the extent reported on Tax Returns filed with respect to all Pre-Distribution Periods in respect of such transactions.

SECTION 4.02. Prohibited Acts.

(a) Other than pursuant to the transactions contemplated by the Merger Agreement (including the merger of Spinco with Merger Sub), Spinco and its Affiliates agree that for 24 months following the Distribution Date (the “Restricted Period”) they will not (i) merge or consolidate any Spinco Subsidiary with or into any other Person, (ii) liquidate or partially liquidate any Spinco Subsidiary (within the meaning of such terms as defined in Section 346 and Section 302, respectively, of the Code), or (iii) sell or transfer all or substantially all of the assets of Spinco or any Spinco Subsidiary in a single transaction or series of related transactions, or sell, transfer or otherwise dispose of any portion of the assets of Spinco or any Spinco Subsidiary that would violate the “continuity of business enterprise” requirement of Treasury Regulation Section 1.368-1(d).

(b) In addition, during the Restricted Period Alberto-Culver and its Affiliates, on the one hand, and Spinco and its Affiliates, on the other hand, agree that they will not (i) redeem or otherwise repurchase any capital stock of Alberto-Culver or Regis other than pursuant to open market stock repurchase programs meeting the requirements of Section 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696, or (ii) enter into any agreements or arrangements with respect to transactions or events (including, but not limited to, capital contributions or acquisitions, entering into any partnership or joint venture arrangements, stock issuances, option grants, or a series of such transactions or events (but excluding the Distribution)), in the case of each of clauses (i) and (ii) above that may cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of Spinco or Alberto-Culver representing a “50-percent or greater interest” therein within the meaning of Section 355(d)(4) of the Code (the acts described in Sections 4.01 and 4.02(a) hereof, and clauses (i) and (ii) above, collectively, the “Prohibited Acts”).

(c) Notwithstanding the foregoing, a party may take any of the Prohibited Acts, subject to Section 2.04, if, (i) in the case of Spinco and its Affiliates, (A) Spinco first obtains (at its expense) an opinion in form and substance reasonably acceptable to Alberto-Culver of O’Melveny & Myers LLP or another nationally recognized law firm reasonably acceptable to Alberto-Culver, which opinion may be based on usual and customary factual representations, or (B) at Spinco’s request, Alberto-Culver (at the expense of Spinco) obtains a supplemental ruling from the IRS, or, (ii) in the case of Alberto-Culver and its Affiliates, (A) Alberto-Culver first obtains (at its expense) an opinion in form and substance reasonably acceptable to Spinco of Sidley Austin LLP or another nationally recognized law firm reasonably acceptable to Spinco, which opinion may be based on usual and customary factual representations or (B) Alberto-Culver (at the expense of Alberto-Culver) obtains a supplemental ruling from the IRS, in each case that such Prohibited Act(s), and any transaction related thereto, will not affect any of the conclusions set forth in the Private Letter Ruling or Tax Opinion, including (i) the qualification of the Distribution under Section 355 of the Code, and (ii) the nonrecognition of gain to Alberto-Culver in the Distribution. A party may also take any of the Prohibited Acts, subject to Section 2.04, with the consent of the other party in the other party’s sole and absolute discretion. During the Restricted Period, the parties shall provide, and shall cause their respective Affiliates to provide, all information reasonably requested by the other party relating to any transaction involving an acquisition (directly or indirectly) of that party’s stock within the meaning of Section 355(e) of the Code. The parties hereto agree that the payment of monetary compensation would not be an adequate remedy to a breach of the obligations described in the Prohibited Acts, and each party consents to the issuance and entry of an injunction to prevent a breach of the obligations contained in the Prohibited Acts, subject to the waiver and consent described in the preceding sentence.

SECTION 4.03. Cooperation with Respect to Tax Return Filings, Examinations and Tax Related Controversies. In addition to any obligations imposed pursuant to the Separation Agreement, each party shall fully cooperate with the other party and its representatives, in a prompt and timely manner, in connection with (i) the preparation and filing of and (ii) any inquiry, audit, redetermination, examination, investigation, dispute, or litigation involving, any Tax Return required to be filed by such other party pursuant to this Agreement. Such cooperation shall include, but not be limited to, (x) the execution and delivery to such other party of any power of attorney required to allow such other party and its counsel to participate in or control any inquiry, audit or other administrative proceeding and to assume the defense or prosecution, as the case may be, of any suit, action or proceeding pursuant to the terms of and subject to the conditions set forth in Article III, and (y) making available, during normal business hours, and within 15 days of any written request therefor, all books, records and information, and the assistance of all officers and employees, necessary or useful in connection with any Tax inquiry, audit, redetermination, examination, investigation, dispute, litigation or any other matter. Any recoveries by Alberto-Culver, Spinco or any of their respective Affiliates against third parties (including awards for damages) relating to Restructuring Taxes shall be shared and allocated by the parties consistently with the allocation of the underlying Restructuring Taxes.

SECTION 4.04. Cooperation with Respect to Particular Tax Return Filings. With respect to each loss of any Spinco Subsidiary disclosed by Alberto-Culver on Schedule 4.04 of this Agreement for which an Treasury Regulation Section 1.1503-2T(g)(2) election has or will be made for Pre-Distribution Periods, Alberto-Culver shall timely file or cause to be timely filed a closing agreement with the IRS pursuant to Treasury Regulation Section 1.1503-2(g)(2)(iv)(B)(3)(i). Spinco shall cause any Spinco Affiliate required to execute such closing agreement to actually execute such closing agreement, cooperate with the completion and timely filing of the closing agreement and accept and assume the Tax obligations related to the closing agreement. Alberto-Culver shall, in a manner consistent with Article IV of the Separation Agreement (including the principles of Section 4.05 of the Separation Agreement), indemnify, defend, and hold harmless Spinco and the Spinco Indemnified Parties from and against, any and all Indemnifiable Losses incurred or suffered by Spinco or one or more of the Spinco Indemnified Parties in connection with, relating to, arising out of, or due to, directly or indirectly any inaccuracy of any item disclosed on Schedule 4.04.

ARTICLE V

RETENTION OF RECORDS; ACCESS

The Alberto-Culver Group and the Spinco Group shall retain all Information in accordance with Section 6.04 of the Separation Agreement.

ARTICLE VI

DISPUTES

From and after the Distribution Time, if Alberto-Culver and Spinco cannot agree on the calculation of any liability under this Agreement, or the interpretation or application of any provision under this Agreement, either party may provide to the other party written notice of intent to invoke the dispute resolution procedures of this Article VI. Within 10 days following the receipt of such written notice, Alberto-Culver and Spinco shall jointly retain a nationally recognized law firm or “big four” accounting firm, which firm is independent of both parties (the “Independent Firm”), to resolve the dispute. If the parties cannot jointly agree on an Independent Firm to resolve the dispute within the 10 day period, then each party shall select a nationally recognized law firm or “big four” accounting firm, which firm is independent of both parties, and both law or accounting firms shall jointly select an Independent Firm which shall make the determination under this Article VI. The Independent Firm shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all parties involved. The Independent Firm shall determine the appropriate outcome based upon this Agreement with respect to each disputed item. The Independent Firm shall have 90 days from the date that it is selected in which to make such determinations, unless Alberto-Culver and Spinco mutually agree on an extension of such period or the Independent Firm, in its discretion, determines that an extension of such period is warranted by exceptional circumstances. Alberto-Culver and Spinco shall provide the Independent Firm with such information or documentation as the Independent Firm deems in its discretion to be necessary for it to make the determinations requested of it. Any determination by the Independent Firm shall be in writing. Following the decision of the Independent Firm, Alberto-Culver and Spinco shall each take or cause to be taken any action necessary to implement the decision of the Independent Firm. The fees and expenses relating to the Independent Firm shall be borne by the party that such Independent Firm determines has lost the dispute. Notwithstanding the foregoing, this Article VI shall not apply to any dispute arising under Section 2.04 with respect to the respective liability of the parties in the event Restructuring Taxes are imposed.

ARTICLE VII

SURVIVAL OF LIABILITIES

Notwithstanding any other provision in this Agreement, any liabilities under this Agreement shall survive for 60 days following any applicable statute of limitation; provided, however, that each party may continue to demand the full amount of payment to be made with respect to any such liabilities under this Agreement and such liabilities shall continue to survive until paid in full in accordance with this Agreement.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Entire Agreement; Construction. This Agreement, the Separation Agreement, the Merger Agreement and the Ancillary Agreements, including any annexes, schedules and exhibits hereto or thereto, and other agreements and documents referred to herein and therein, will together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there is a conflict relating to Taxes between the provisions of this Agreement and the provisions of the Separation Agreement, the Merger Agreement or any other Ancillary Agreements the provisions of this Agreement will control.

SECTION 8.02. Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement will remain in full force and effect and survive the Distribution Time.

SECTION 8.03. Effectiveness. All covenants and agreements of the parties contained in this Agreement shall be subject to and conditioned upon the Distribution becoming effective.

SECTION 8.04. Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

SECTION 8.05. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) upon confirmation of receipt if delivered by telecopy or telefacsimile, (iii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (iv) on the date of receipt if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	If to Alberto-Culver to
Alberto-Culver Company
2525 Armitage Avenue
Melrose Park, Illinois 60160

	Fax:	(708) 450-2511
	Attention:	Chairman and Senior Vice President,
General Counsel (with a separate notice to be sent to each such person)
with a copy to

Sidley Austin LLP

One South Dearborn St.
Chicago, Illinois 60603
	Fax:	(312) 853-7036
	Attention:	Frederick C. Lowinger, Esq.
David J. Zampa, Esq.

(b)	If to Spinco to
Sally Holdings, Inc.
3001 Colorado Blvd.
Denton, TX 76210
	Fax:	(940) 297-4990
	Attention:	Vice President and General Counsel

With a copy at any time prior to the Effective Time to
Sidley Austin LLP
One South Dearborn St.
Chicago, Illinois 60603
	Fax:	(312) 853-7036
	Attention:	Frederick C. Lowinger, Esq.
David J. Zampa, Esq.

And with a copy at any time from and after the Effective Time to

Regis Corporation
7201 Metro Blvd.
Minneapolis, MN 55439
	Fax:	(952) 947-7600
	Attention:	President and Chief Executive Officer
General Counsel (with a separate notice to be sent to each such person)

And to

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, New York 10036
	Fax:	(212) 326-2061
	Attention:	Spencer D. Klein, Esq.
Paul S. Scrivano, Esq.

SECTION 8.06. Payments. Any payment that may be due under this Agreement is to be made by wire transfer of immediately available funds to the account designated by Alberto-Culver or Spinco in such notice or by any other method as shall be agreed upon by Alberto-Culver and Spinco.

SECTION 8.07. Consent to Jurisdiction. Each of Alberto-Culver and Spinco irrevocably agrees that any legal action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Delaware, and each of Alberto-Culver and Spinco hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of Alberto-Culver and Spinco hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Applicable Laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 8.08. Amendments. This Agreement cannot be amended except by a written agreement executed by Alberto-Culver and Spinco; provided, that unless the Merger Agreement shall have been terminated, (a) any such amendment that would reasonably be expected to adversely affect (after giving effect to the Merger) Regis or its shareholders (it being understood and agreed that any fees and expenses incurred by Regis or any of its Subsidiaries in connection with the review of any such proposed amendment shall not be deemed to adversely affect Regis or its shareholders) executed prior to the Distribution Time shall be subject to the prior written consent of Regis and (b) the parties hereto shall notify Regis and its counsel in writing in accordance with Section 10.2 of the Merger Agreement at least five Business Days prior to the making of any such amendment prior to the Distribution Time.

SECTION 8.09. Assignment. Neither party to this Agreement will convey, assign or otherwise transfer any of its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other party in its sole and absolute discretion. Any conveyance, assignment or transfer requiring the prior written consent of the other party pursuant to this Section 8.09 which is made without such consent will be void ab initio. No assignment of this Agreement will relieve the assigning party of its obligations hereunder.

SECTION 8.10. Captions; Currency. The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to numbered articles or sections are to articles and sections of this Agreement and all references herein to schedules are to schedules to this Agreement. Unless otherwise specified, all references contained in this Agreement, in any schedule referred to herein or in any instrument or document delivered pursuant hereto to dollars or “$” shall mean United States Dollars.

SECTION 8.11. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. If the economic or legal substance of the transactions contemplated hereby is affected in any manner adverse to any party as a result thereof, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

SECTION 8.12. Parties in Interest. This Agreement is solely for the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement.

SECTION 8.13. Schedules. All schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in the schedules hereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

SECTION 8.14. Waivers; Remedies. Any agreement on the part of a party hereto to waive the performance by the other party of any of its covenants hereunder shall be valid only if set forth in a written instrument signed on behalf of such party; provided, that unless the Merger Agreement shall have been terminated, (a) any such waiver that would reasonably be expected to adversely affect (after giving effect to the Merger) Regis or its shareholders (it being understood and agreed that any fees and expenses incurred by Regis or any of its Subsidiaries in connection with the review of any such proposed waiver shall not be deemed to adversely affect Regis or its shareholders) executed prior to the Distribution Time shall be subject to the prior written consent of Regis and (b) the parties hereto shall notify Regis and its counsel in writing in accordance with Section 10.2 of the Merger Agreement at least five Business Days prior to the making of any such waiver prior to the Distribution Time. No failure or delay on the part of either Alberto-Culver or Spinco in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either Alberto-Culver or Spinco of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

SECTION 8.15. Counterparts. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

SECTION 8.16. Performance. Alberto-Culver will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any Alberto-Culver Subsidiary. Spinco will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any Spinco Subsidiary.

SECTION 8.17. Interpretation. Any reference to any federal, state, local, or foreign law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement and (c) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”.

SECTION 8.18. Mutual Drafting. This Agreement shall be deemed to be the joint work product of Alberto-Culver and Spinco and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first hereinabove written.

ALBERTO-CULVER COMPANY

By:	/s/ Gary P. Schmidt
Name: Gary P. Schmidt
Title: Senior Vice President & General Counsel

SALLY HOLDINGS, INC.

By:	/s/ Gary Winterhalter
Name: Gary Winterhalter
Title: President

SCHEDULE 4.04 to the Tax Allocation Agreement

Sally Beauty (Canada) Corporation has the following dual consolidated losses:

1.	$344,348 for fiscal year ended September 30, 2004.

2.	$386,295 estimated for fiscal year ended September 30, 2005.

3.	Approximately $300,000 forecast for the period beginning October 1, 2005 and ending on the Distribution Date.